Exhibit 10.36
OPNEXT, INC.
1 Christopher Way
Eatontown, New Jersey 07724
     This Amended and Restated Employment Agreement (this “Agreement”) is dated as of July 29, 2008, by and between Opnext, Inc., a Delaware corporation (“Opnext” or the “Company”), and Michael Chan (“Executive”). This Agreement amends and restates in its entirety that certain Employment Agreement entered into by and between Opnext and Executive, dated as of August 24, 2001, as subsequently amended by the first amendment thereto dated April 20, 2004, and the second amendment thereto dated October 4, 2006.

1.	Employer:	Opnext, Inc.

2.	Employee:	Michael Chan

3.	Position and Duties:	Executive shall be the Executive Vice President, Business Development and Product Portfolio Management of Opnext and shall have the normal duties, responsibilities, functions and authority of an executive vice president for business development and product portfolio management of a company the size and structure of Opnext. Executive shall report directly to the Chief Executive Officer (“CEO”). Executive has primary responsibility for identifying and pursuing strategic business opportunities, including mergers, acquisitions, partnerships, alliances and/or joint ventures. Executive shall work with the CEO and the Chief Operating Officer of Opnext in developing long-range strategic plans for Opnext. Executive shall exercise such further responsibilities and perform such further duties as directed from time to time by the CEO and the Board of Directors of Opnext (the “Board”).

4.	Base Salary:	$360,000 per annum

5.	Annual Bonus:	Executive will be eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company. The amount of Executive’s annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, Executive’s target annual bonus will be 60% of his annual base salary for such year. Each annual bonus is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be paid not later than the last day of the applicable two and one-half (2 1/2) month short-term deferral period with respect to such annual bonus payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

6.	Restricted Stock:	Opnext and Executive acknowledge and agree that Opnext has previously granted Executive 25,000 shares of restricted common stock (the “Restricted Stock”) pursuant to that certain Restricted Stock Agreement between Opnext and Executive, dated as of July 1, 2004 (the “Restricted Stock Agreement”), and the Amended and Restated 2001 Long Term Stock Incentive Plan (the “Plan”). The parties hereby agree that in the event that Executive’s employment is terminated by Opnext without Cause (as defined in Section 12 hereof) or by Executive for Good Reason (as defined in Section 11 hereof) during the twelve (12) month period immediately following a Change in Control (as defined in the Plan), the Restricted Stock shall become fully vested and the restrictions thereon shall lapse with respect to all of the shares of Restricted Stock as of the date of such termination. Notwithstanding the foregoing, the Restricted Stock shall remain subject to the terms and conditions of the Restricted Stock Agreement, as modified by this Section 6.

7.	Employment Term:	The initial term (the “Initial Term”) of Executive’s employment under this Agreement shall be for the period commencing on the date hereof and ending on December 1, 2009. Executive’s employment will be renewed automatically upon expiration of the Initial Term for successive one-year periods (each such period, a “Successive Term”), unless not less than sixty (60) days prior to the end of the Initial Term or any Successive Term (as the case may be), either Executive or Opnext provides written notice to the other of such party’s intention not to renew the employment.

8.	Benefits:	Executive will be eligible to receive group welfare and retirement benefits in accordance with Opnext company plans or policies as in effect from time to time.

9.	Vacation:	Executive will receive four (4) weeks paid vacation time per annum.

10.	Annual Performance Reviews:	Executive’s job performance shall be reviewed annually by the Board. In conjunction with such annual performance review process, Executive will be eligible for salary increases, cash bonus awards (the bonus target is set forth under Section 5 above) and additional stock option awards, which will be subject to Company policy and vesting terms. Salary increases, cash bonuses and stock option awards will be determined by the Board in its sole discretion based on the overall performance of Opnext as well as Executive’s individual performance. Stock options, salary increases and bonuses are awarded at the discretion of the Board.

11.	Termination Without Cause or With Good Reason:	In the event that Executive incurs a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of (a) a termination of Executive’s employment by the Company without Cause (as defined below) or (b) Executive’s resignation for Good Reason (as defined below), the Company shall pay Executive as severance a lump-sum cash payment equal to 100% of his then current annual base salary (the “Severance Payment”). Subject to the Payment Delay (as defined below), the Severance Payment shall be made to Executive within ten (10) days after the date of such Separation from Service. Executive’s right to receive the Severance Payment is conditioned on and subject to Executive’s execution and non-revocation of a general release of claims substantially in the form attached hereto as Exhibit A. For purposes of clarification, a termination of Executive’s employment by reason of Executive’s death, disability or failure by the Company to renew the Initial Term or any Successive Term shall not be deemed to be a termination by the Company “without Cause” for purposes of this Agreement.

The Severance Payment is intended to satisfy the short-deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2 1/2) month short-term deferral period with respect to the Severance Payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

“Good Reason” as used herein shall mean the occurrence of any of the following without the consent of Executive:

(i) a material and substantial diminution of Executive’s duties or responsibilities; or

(ii) a material reduction by Opnext of Executive’s base salary or target bonus as set forth in Section 5 above.

provided, however, that Executive’s resignation shall only constitute a resignation for Good Reason hereunder if (x) Executive provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 20 days after the initial existence of such facts or circumstances, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of such written notice, and (z) the date of Executive’s Separation from Service occurs no later than 60 days after the initial occurrence of the facts or circumstances constituting Good Reason.

Except as set forth above, upon termination by Opnext without Cause or resignation by Executive for Good Reason, Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid Base Salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination of employment). In the event of such a termination, any stock options or other equity-based awards held by Executive shall be subject to the provisions of the incentive award plan and applicable award agreement pursuant to which such awards were granted.

Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including, without limitation, the Severance Payment, shall be paid to Executive during the six-month period following Executive’s Separation from Service if Executive is a “specified employee” at the time of such Separation from Service (as determined by the Company in accordance with Section 409A of the Code) and the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence (the “Payment Delay”), then on the first day following the end of such six-month period, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such six-month period.

12.	Termination For Cause:	“Cause” as utilized herein shall mean:

(i) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to Opnext or any of its subsidiaries or affiliates or any of their customers or suppliers;

(ii) conduct that brings Opnext or any of its subsidiaries or affiliates into substantial public disgrace or disrepute;

(iii) any material breach of the Non-Competition Agreement referred to below;

(iv) fraud or embezzlement with respect to Opnext or any of its subsidiaries or affiliates;

(v) gross negligence or willful misconduct with respect to Opnext or any of its subsidiaries or affiliates; or

(vi) repeated failure to perform in any material respect Executive’s duties as directed by the Board.

Upon notice by Opnext to Executive of a termination for Cause, the “Termination Date” shall be the date on which such notice is mailed or hand-delivered, or as otherwise specified in the notice of termination, to Executive. Upon termination for Cause, resignation by Executive without Good Reason or expiration of the Initial Term or any Successive Term (as the case may be), Executive shall not be entitled to receive any further compensation or payments hereunder (except for Executive’s unpaid Base Salary, accrued vacation and expense reimbursements relating to the period prior to the Termination Date). In the event of a termination for Cause, any unvested stock options or other equity-based awards held by Executive shall immediately be cancelled and terminate as of the Termination Date. Vested stock options and other equity-based awards shall be subject to the provisions of the incentive award plan and applicable award agreement pursuant to which such awards were granted.

13.	Disability:	If, by reason of any physical or mental injury, illness or incapacity, Executive is unable to effectively perform his duties and responsibilities as determined by the Board (“Disability”) for more than 180 days during any 12-month period, Executive’s employment with Opnext will be terminated. In addition, in the event of Executive’s Disability for more than 30 consecutive days, Executive shall only be entitled to receive such compensation as is provided under Opnext’s disability benefit plans. If Executive’s employment is terminated by reason of a Disability as set forth herein, any stock options or other equity-based awards held by Executive shall be subject to the provisions of the incentive award plan and applicable award agreement pursuant to which such awards were granted.

14.	Non-Competition Agreement:	In connection with the execution of this Agreement, Executive hereby agrees to enter into a Non-Competition Agreement with Opnext in a form prescribed by Opnext (the “Non-Competition Agreement”).

15.	Restrictions:	Executive represents and warrants to Opnext that there are no restrictions or agreements or limitations on Executive’s right or ability to enter into this Agreement or perform the terms set forth herein.

16.	Confidential Information:	Executive acknowledges that during the course of performing services for Opnext, Executive will have substantial access to trade secrets and other confidential information of Opnext and its subsidiaries and affiliates and is entering into the Non-Competition Agreement in part to restrict the disclosure by Executive of such trade secrets and other confidential information.

17.	Withholdings:	All payments set forth herein which are subject to withholding shall be made less any required withholdings.

18.	Binding Arbitration:	Any controversy arising out of or relating to this Agreement or the Confidentiality Agreement shall be settled by binding arbitration in New York City, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in any such proceeding shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings shall be borne equally by Opnext and Executive. Neither party shall be entitled to recover attorneys’ fee or costs expended in the course of such arbitration or enforcement of the award rendered thereunder.

19.	Governing Law:	All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20.	Notices:	All notices in connection herewith or provided for hereunder shall be validly given or made only if made in writing and delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:
If to Executive, addressed to him at his most recent address on the records of the Company.
If to the Company, addressed to:

Opnext, Inc.
1 Christopher Way
Eatontown, New Jersey 07724
Attention: Chief Executive Officer

21.	Section 409A:	The payments and benefits under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may adopt such amendments to this Agreement or take any other actions that the Company determines are necessary or appropriate to (i) exempt such payments and benefits from

Section 409A of the Code and/or preserve the intended tax treatment of such payments or benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A of the Code.
[Signature Page Follows]

SIGNATURE PAGE TO AGREEMENT
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

OPNEXT, INC.

By:	/s/ Harry L. Bosco
Harry L. Bosco
CEO and President

AGREED TO AND ACCEPTED:

/s/ Michael C. Chan
Name: Michael C. Chan